EXHIBIT 10.7

                              AMENDED AND RESTATED
                            BANK EMPLOYMENT AGREEMENT

                  This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of November 14, 1997, by and between BANKUNITED, FSB, a savings bank organized and operating under the federal laws of the United States and having an office at 255 Alhambra Circle, Coral Gables, Florida 33134 ("Bank") and ALFRED R. CAMNER, an individual residing at 6855 S.W. 101st Street, Miami, Florida 33156 ("Executive"). Any reference to the "Company" herein shall mean BankUnited Financial Corporation.

                              W I T N E S S E T H :

                  WHEREAS, the Company, the Bank and the Executive entered into an Employment Agreement dated as of November 14, 1996 ("Prior Employment Agreement") pursuant to which the Executive has served as Chairman of the Board, President and Chief Executive Officer of the Company and the Bank; and

                  WHEREAS, the Bank desires to assure for itself the continued availability of the Executive's services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a threatened or pending Change in Control (as defined herein); and

                  WHEREAS, the Executive is willing to continue to serve in the employ of the Bank on such basis; and

                  WHEREAS, the Bank and the Executive each hereby agree that in order to achieve the foregoing objectives it is necessary to amend and restate the terms and conditions of the Prior Employment Agreement, as set forth herein and for the Company to enter into a separate amended and restated employment agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

                  SECTION 1.        EMPLOYMENT.

                  The Bank agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.


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                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT
PERIOD.

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 ("Employment Period"). The Employment Period shall be for a term of three years beginning on the date of this Agreement. Prior to the first anniversary of the date of this Agreement and on or prior to each anniversary date thereafter (each, an "Anniversary Date"), the Board of Directors of the Bank ("Board") shall review the terms of this Agreement and the Executive's performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Agreement. In such event, the Employment Agreement shall be extended to the third anniversary of the relevant Anniversary Date.

                  (b) For all purposes of this Agreement, the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive's employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

                  SECTION 3.        DUTIES.

                  The Executive shall serve as the Chairman of the Board and the President and Chief Executive Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. Except as provided in section 7 hereof, the Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

                  SECTION 4.        ANNUAL COMPENSATION.

                  In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary at an annual rate of Three Hundred Thousand And 00/100 Dollars ($300,000), payable in approximately equal installments in accordance with the Bank's customary payroll practices for senior officers. Prior to each Anniversary Date occurring during the Employment Period, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash from the Bank for services rendered hereunder at such times, in such amounts and on such terms and conditions as the Board, in its discretion, may determine from time to time. For purposes of section 9(b)(iv), the term "Salary" shall mean the aggregate value of the annual rate


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of cash compensation and the fair market value, determined at the time of grant, of the stock compensation paid to the Executive pursuant to this section 4 hereof.

                  SECTION 5.        EMPLOYEE BENEFIT PLANS AND PROGRAMS.

                  During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover similarly situated executives of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank's customary practices. The Executive's estate or his designee shall be the beneficiary of life insurance policies on the life of the Executive having a face amount of at least $4,000,000.00.

                  SECTION 6.        INDEMNIFICATION AND INSURANCE.

                  (a) During the Employment Period and for a period of six (6) years thereafter, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

                  (b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

                  SECTION 7.        OUTSIDE ACTIVITIES.

                  During the Employment Period, it shall not be a violation of this Agreement and shall not permit the Bank to terminate the Executive's employment for Cause if the Executive engages in the activities described below or any activities similar in nature and scope, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement and do not constitute a violation of any applicable law, rule, regulation or code of conduct or policy established by the Bank and applicable to similarly situated executives: (i) engaging in the practice of law, including, without limitation, as a member of the firm of Stuzin and Camner, Professional Association, (ii) serving


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on industry, corporate, civic or charitable boards or committees, (iii) managing personal investments (including, without limitation, family-controlled enterprises), or (iv) investing in, advising or serving as an officer or director of other corporations or business entities. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope) shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Bank. The Executive may also serve as an officer or director of the Company on such terms and conditions as the Bank and the Company may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive's performance of his duties hereunder or otherwise result in a material breach of this Agreement.

                  SECTION 8.        WORKING FACILITIES AND EXPENSES.

                  The Executive's principal place of employment shall be at the Bank's executive offices at the address first above written, or at such other location within Coral Gables at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities including, but not limited to, Internet and Bloomberg Financial Market Commodities and News Access Subscriptions, cellular telephones, pagers and a lap-top computer, suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall provide to the Executive for his exclusive use an automobile owned or leased by the Bank which shall be a BMW 740 (or an automobile of similar stature and caliber), to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as the Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

                  SECTION 9. TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

                  (a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

                  (i) The Executive's voluntary resignation from employment with the Bank within ninety (90) days following:


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                           (A) the failure of the Board to appoint or re-appoint
                  or elect or re-elect the Executive to the office of Chairman of the Board, President and Chief Executive Officer of the Bank;

                           (B) the failure of the stockholders of the Bank to
                  elect or re-elect the Executive or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

                           (C) the expiration of a thirty (30) day period
                  following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank's Organization Certificate or By-laws, action of the Board or the Bank's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory; or

                           (D) the expiration of a thirty (30) day period
                  following the date on which the Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory; or

                           (E) the relocation of the executive offices of the
                  Bank, a distance of more than 25 miles from its current Coral Gables, Florida location.

                  (ii) subject to the provisions of section 10, the termination of the Executive's employment by the Bank for any other reason;

then, the Bank shall provide the benefits and pay to the Executive the amounts described in section 9(b).

                  (b) Upon the termination of the Executive's employment with the Bank under circumstances described in section 9(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of his death following such termination of employment to his estate):

                  (i) his earned but unpaid compensation (including, without limitation, all items which constitute wages under applicable state law and the payment of which is not otherwise provided for under this section 9(b)) as of the date of the termination of his


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         employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

                  (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees;

                  (iii) continued group life, health (including hospitalization, medical, major medical and any supplemental insurance coverages), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater), if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank and with such continued coverages to be provided to the Executive at the Bank's expense through COBRA or in any other manner determined by the Board to be appropriate including, but not limited to, through the purchase of an individual policy or policies;

                  (iv) within thirty (30) days following his termination of employment with the Bank, a lump sum payment, in an amount equal to the present value of the Salary that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual Salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Bank's regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of Salary provided for under this Agreement in respect of the period following any such termination;

                  (v) within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of:

                           (A) the present value of the aggregate benefits to
                  which he would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank, if he were 100% vested thereunder and had continued working for the Bank during the Remaining


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                  Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 9(b)(i), (iv), (vii), (viii) and (ix); over

                           (B) the present value of the benefits to which he is
                  actually entitled under such defined benefit pension plans as of the date of his termination;

         where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate");

                  (vi) within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Bank, if he were 100% vested thereunder and had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate;

                  (vii) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank if he had continued working for the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

                           (A) the maximum percentage rate at which an award was
                  ever available to the Executive under such incentive compensation plan; multiplied by

                           (B) the salary that would have been paid to the
                  Executive during each such calendar year at the highest annual rate of salary achieved during that portion


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                  of the Employment Period which is prior to the Executive's termination of employment with the Bank:

         such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment;

                  (viii) at the election of the Bank made within thirty (30) days following his termination of employment with the Bank, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

                           (A) the excess of (I) the fair market value of a
                  share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

                           (B) the number of shares with respect to which
                  options or appreciation rights are being surrendered.

         For purposes of this section 9(b)(viii) and for purposes of determining the Executive's right following his termination of employment with the Bank to exercise any options or appreciation rights not surrendered pursuant hereto, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if he is not vested under such plan or program;

                  (ix) at the election of the Bank made within thirty (30) days following the Executive's termination of employment with the Bank, upon the surrender of any shares awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

                           (A) the fair market value of a share of stock of the
                  same class of stock granted under such plan, determined as of the date of the Executive's termination of employment; multiplied by

                           (B) the number of shares which are being surrendered.

         For purposes of this section 9(b)(ix) and for purposes of determining the Executive's right following his termination of employment with the Bank to any stock not surrendered pursuant hereto, the Executive shall be deemed fully vested


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         in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Bank, even if he is not vested under such plan.

                  (x) In addition, the Bank shall provide the Executive with (A) personal use, at the Bank expense for the Remaining Unexpired Employment Period, of a late model automobile comparable to that used by the Executive prior to his termination of employment; (B) the right of the Executive to purchase, at book value, the membership in up to two country clubs which the Bank has maintained for the benefit of the Executive; (C) the transfer to the Executive of two $1 million life insurance policies that the Bank then maintains on the life of the Executive as part of his benefits; and (D) continued use, at the Bank expense for the Remaining Unexpired Employment Period, of the secretarial services, Internet and Bloomberg Financial Market Commodities and News Access Subscriptions, cellular telephones, pagers and the lap-top computer which had been provided to the Executive immediately prior to his termination of employment.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv),
(v), (vi), (vii) and (x) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank, the Bank or any subsidiary or affiliate of either of them. In no event shall any of the foregoing provisions of this section 9(b) entitle the Executive to additional grants of statutory or non-statutory options to purchase shares of common stock of the Company pursuant to any incentive stock option plan, then in effect.

                  SECTION 10. TERMINATION WITHOUT ADDITIONAL BANK LIABILITY.

                  In the event that the Executive's employment with the Bank shall terminate during the Employment Period on account of:

                  (a) the discharge of the Executive for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; PROVIDED, HOWEVER, that the Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:


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                  (i) the Board shall adopt a resolution duly approved by
         affirmative vote of a majority of the entire Board at a meeting called and held for such purpose calling for the Executive's termination for cause and setting forth the purported grounds for such termination ("Proposed Termination Resolution");

                  (ii) as soon as practicable, and in any event within five (5) days, after adoption of such resolution, the Board shall furnish to the Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution ("Notice of Proposed Termination");

                  (iii) the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds set forth in the Proposed Termination Resolution at one or more meetings of the Board to be held no sooner than fifteen (15) days and no later than thirty (30) days after the Executive's receipt of the Proposed Termination Notice ("Termination Hearings"); and

                  (iv) within ten (10) days following the end of the Termination Hearings, the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (A) finding that in the good faith opinion of the Board the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating the Executive's employment ("Termination Resolution"); and

                  (v) as promptly as practicable, and in any event within one
         (1) business day after adoption of the Termination Resolution, the Board shall furnish to the Executive written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

                  (b) The Executive's voluntary resignation from employment with the Bank for reasons other than those specified in section 9(a)(i);

                  (c)      The Executive's death; or

                  (d) a determination that the Executive is eligible for long-term disability benefits under the Bank's long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then subject to the provisions of the next immediately succeeding sentence, which shall be applicable in the event of the Executive's death, the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the


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provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank. In the event of the Executive's death, the payments and benefits described in sections 9(b)(ii), 9(b)(iii) and 9(b)(x)(A), (B) and (C) shall be provided to the Executive's surviving spouse.

                  SECTION 11. TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

                  (a) A Change in Control of the Bank ("Change in Control") shall be deemed to have occurred upon the happening of any of the following events:

                  (i) approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

                           (A) at least 51% of the equity ownership interests of
                  the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

                           (B) at least 51% of the securities entitled to vote
                  generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

                  (ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Bank of any transaction which would result in such an acquisition;

                  (iii) a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

                  (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Bank do not belong to any of the following groups:


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                           (A) individuals who were members of the Board of the
                  Bank on the date of this Agreement; or

                           (B) individuals who first became members of the Board
                  of the Bank after the date of this Agreement either:

                                    (I) upon election to serve as a member of
                           the Board of directors of the Bank by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (II) upon election by the stockholders of
                           the Board to serve as a member of the board of directors of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

                  PROVIDED, HOWEVER, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Bank; or

                  (v) any event which would be described in section 11(a)(i),
         (ii), (iii) or (iv) if the term "Company" were substituted for the term "Bank" therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 11(a), the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

                  (b) In the event of a Change in Control, the Executive shall be entitled to the payments and benefits contemplated by section 9(b) in the event of his termination of employment with the Bank under any of the circumstances described in section 9(a) of this Agreement or under any of the following circumstances:

                  (i) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following his demotion, loss of title, office or significant authority or responsibility, or following any material reduction in any element of his package of compensation and benefits;

                  (ii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following (A) any relocation of his principal place of employment outside of a 25-mile radius of the principal place of employment immediately prior to the Change of Control that would require a relocation of his residence in order to be able to commute to such new place of employment within a commuting time not in excess of the greater of 60 minutes or the Executive's commuting time prior to the Change of Control or (B) any material adverse change in working conditions at such principal place of employment; or

                  (iii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Bank in the Change of Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Bank which is at least as favorable to him.

                  SECTION 12.    NO EFFECT ON EMPLOYEE BENEFIT PLANS OR
PROGRAMS.

                  The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time.

                  SECTION 13.       SUCCESSORS AND ASSIGNS.

                  This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other per-son or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

                  SECTION 14.       NOTICES.

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

                  If to the Executive:

                           Mr. Alfred R. Camner
                           6855 S.W. 101st Street
                           Miami, Florida 33156

                           WITH A COPY TO:

                           Stuzin & Camner
                           550 Biltmore Way
                           Suite 700
                           Coral Gables, Florida 33134

                           Attention:       MARSHA BILZIN, ESQ.

                  If to the Bank:

                           BankUnited, FSB
                           255 Alhambra Circle
                           Coral Gables, Florida 33134

                           Attention:       COMPENSATION COMMITTEE OF THE BOARD
                                            OF DIRECTORS

                           WITH A COPY TO:

                           Thacher Proffitt & Wood
                           1700 Pennsylvania Avenue, Suite 800
                           Washington, D.C.  20006

                           Attention:       V. GERARD COMIZIO, ESQ.

                  SECTION 15.       INDEMNIFICATION FOR ATTORNEYS' FEES.

                  The Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; PROVIDED, HOWEVER, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of the Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

                  SECTION 16.       SEVERABILITY.

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

                  SECTION 17.       WAIVER.

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

                  SECTION 18.       COUNTERPARTS.

                  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  SECTION 19.       GOVERNING LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed entirely within the State of Florida.

                  SECTION 20.       HEADINGS AND CONSTRUCTION.

                  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

                  SECTION 21.       ENTIRE AGREEMENT; MODIFICATIONS.

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  SECTION 22.       REQUIRED REGULATORY PROVISIONS.

                  The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

                  (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i)) exceed the lesser of (i) three times the Executive's average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years) and (ii) the maximum amount that may be paid without producing an "excess parachute payment" (as such term is defined in section 280G of the Code), the applicability of such provision to the Executive and any such maximum amount to be determined in good faith by the firm of independent certified public accountants regularly retained to audit the Bank's books and records.

                  (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C.
/section/1828(k), and any regulations promulgated thereunder.

                  (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. /section/1818(e)(3) or 1818(g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

                  (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. /section/1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

                  (e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. /section/1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

                  (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("OTS") or his designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. /section/1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

                  IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

                                              ---------------------------------
                                                        ALFRED R. CAMNER

ATTEST:                                       BANKUNITED, FSB

By -------------------------
         Secretary                            By ------------------------------

                                                   NAME:
                                                   TITLE:

[Seal]